Exhibit 99.1

TREAN INSURANCE GROUP REPORTS THIRD QUARTER 2021 RESULTS

- 34.3% Year-over-Year Growth in Third Quarter 2021 Gross Written Premiums to $177.6 Million -

- 86.5% Year-over-Year Growth in Third Quarter Net Earned Premium to $52.0 Million -

- Net Income of $6.5 Million, Diluted Earnings per Share of $0.13 -

- Adjusted Net Income of $7.7 Million, Adjusted Diluted Earnings per Share of $0.15 -

Wayzata, MN, November 10, 2021 – Trean Insurance Group, Inc. (Nasdaq: TIG) (“Trean” or the “Company”), a leading provider of products and services to the specialty insurance market, today reported results for the third quarter ended September 30, 2021.

“We had a very solid third quarter,” said Andrew M. O’Brien, Chief Executive Officer of Trean. “We generated an 88.3% combined ratio for the third quarter compared to a 91.8% combined ratio for the first half of 2021. We grew gross written premiums 34% year-over-year, along with significant double-digit increases in our net earned and net unearned premiums, and we did not experience any new large losses during the third quarter. We are pleased with another quarter of elevated growth while achieving excellent underwriting results and have made great progress in positioning Trean for continued growth and delivering long-term stockholder value.”

Third Quarter 2021 Highlights

•	Gross written premiums increased 34.3% to $177.6 million, compared to $132.3 million in the third quarter of 2020

•	Net earned premiums up 86.5% to $52.0 million, compared to $27.9 million in the third quarter of 2020

•	Net unearned premiums increased $34.6 million, or 69.2%, to $84.6 million from year end 2020

•	Loss ratio of 61.8%, compared to 55.9% in the third quarter of 2020

•	Expense ratio of 26.5%, compared to 25.1% in the third quarter of 2020

•	Combined ratio of 88.3%, compared to 81.0% in the prior-year period

•	Net income was $6.5 million and diluted earnings per share was $0.13

•	Adjusted net income(1) was $7.7 million, and adjusted diluted earnings per share was $0.15

•	Underwriting income(1) was $6.0 million, compared to $5.3 million in the third quarter of 2020

•	Return on equity of 6.2%; Adjusted return on equity(1) of 7.3%; Adjusted return on tangible equity was 15.0%(1)

(1)

Adjusted net income, adjusted diluted earnings per share, adjusted return on equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See discussion of “Key Metrics” below.

Underwriting Results

Gross written premiums increased 34.3% to $177.6 million for the third quarter of 2021, compared to $132.3 million for the third quarter of 2020, attributable to growth in both Trean’s existing program partner business and the addition of new program partners over the past year. The growth came predominantly from the Company’s other liability, accident & health, commercial auto and homeowners lines of business as the Company continues to balance its portfolio to minimize risk and emphasize those lines of business that offer profitable growth.

Increase in gross unearned premiums was $28.5 million in the third quarter of 2021, compared to $23.0 million in the prior-year period. As of September 30, 2021, the Company had net unearned premiums reflected on its balance sheet of $84.6 million, an increase of $11.3 million, or 15.3%, compared to June 30, 2021 and an increase of $34.6 million, or 69.2%, compared to December 31, 2020. This continued growth in net unearned premiums represents significant deferred premium revenue and, assuming stable loss ratios, future potential profit to be recognized over subsequent quarters as these net premiums are earned.

Net earned premiums of $52.0 million grew 86.5% compared to the prior year’s third quarter, driven by the increase in gross written and gross earned premiums, partially offset by an increase in ceded earned premiums compared to the prior-year period.

Net income was $6.5 million for the third quarter of 2021, compared to net income of $69.4 million for the same prior-year period. Diluted earnings per share for the third quarter of 2021 was $0.13. The third quarter of 2021 included intangible asset amortization related to acquisitions, noncash stock compensation and the effect of unrealized funds held investment losses on the fair value of embedded derivatives, while the third quarter of 2020 also included $58.2 million of net non-recurring gains related to the Company’s acquisition of Compstar Holding Company, LLC and costs associated with its initial public offering. Adjusted net income(1), which excludes these items and their related tax impact, was $7.7 million for the third quarter of 2021, compared to adjusted net income of $10.5 million for the same prior-year period. Adjusted diluted earnings per share for the third quarter of 2021 was $0.15.

Underwriting income was $6.0 million, and the combined ratio was 88.3% for the third quarter of 2021, compared to underwriting income of $5.3 million and a combined ratio of 81.0% for the same prior-year period. Losses and loss adjustment expenses for the third quarter of 2021 were $32.1 million, which resulted in a 61.8% loss ratio, compared to 55.9% in the same prior-year period. Prior-year losses continued to develop favorably during the third quarter. The first half of 2021 was marked by a number of large and unusual losses resulting in a higher 2021 accident year loss ratio than experienced in 2020. The Company experienced no such losses in the third quarter of 2021. The Company still anticipates that the 2021 accident year loss ratio will be higher compared to previous years, and thus does not expect the 2021 calendar year loss ratio to decrease through the end of the year.

General and administrative expenses were $13.8 million for the third quarter of 2021, compared to $7.0 million for the prior-year period. The increase was driven by an increase in direct commissions and insurance-related expenses resulting primarily from the growth in gross earned premiums, offset by increased ceding commissions resulting from higher ceded earned premiums. In addition, the Company incurred increased salaries and benefits resulting primarily from an expanded workforce. The Company’s expense ratio was 26.5% for the third quarter of 2021, compared to 25.1% for the prior-year period.

Investment Results

Net investment income was $2.2 million for the third quarter of 2021, compared to $2.4 million in the prior-year period. Cash and invested assets consist primarily of fixed maturities, equity securities and cash and cash equivalents. The majority of the Company’s investment portfolio at September 30, 2021 was comprised of $425.6 million of fixed maturity securities that were classified as available-for-sale. Also included in investments at September 30, 2021 was $1.0 million of equity securities and $134.8 million of cash and cash equivalents. The Company’s fixed maturities portfolio had an average rating of “AA” at both September 30, 2021 and December 31, 2020.

Other

Other revenue was $2.8 million for the third quarter of 2021, compared to $5.4 million for the same prior-year period, largely driven by a reduction in brokerage revenue due to a $2.2 million increase in estimated premiums and the timing of effective dates for brokered reinsurance contracts recognized in the third quarter of 2020. In addition, brokerage revenue was also reduced in 2021 due to the Company’s higher retention of brokered reinsurance contracts compared to the same prior-year period.

Stockholders’ Equity and Returns

Total stockholders’ equity was $422.3 million at September 30, 2021, compared to $410.1 million at December 31, 2020. Return on equity was 6.2% for the third quarter of 2021, compared to 102.7% for the same prior-year period, and adjusted return on equity(1) was 7.3% for the third quarter of 2021, compared to 15.5% for the same prior-year period. Return on tangible equity was 12.7% for the third quarter of 2021, compared to 171.4% for the same prior-year period and adjusted return on tangible equity was 15.0% for the third quarter of 2021, compared to 25.9% for the same prior-year period.

Full Year 2021 Outlook

The Company is raising its outlook for gross written premiums for the full year 2021 to be between $610 million and $620 million. This represents year-over-year growth of 26% on the lower end and 28% on the upper end.

In addition, the Company is providing the following outlook for the full year 2021:

•	Net earned premium to be between $190 million and $195 million

•	Total revenue to be between $207 million and $212 million

•	Expense ratio to be between 29% and 31% of net earned premium

•	The Company does not expect the 2021 calendar year loss ratio to decrease through the end of the year.

Webcast and Conference Call

A webcast and conference call to discuss the Company’s results will be held today beginning at 5:00 p.m. (Eastern Time). The audio webcast is accessible through the investor relations section of the Company’s website at https://investors.trean.com.

The dial-in number for the conference call is (844) 825-9789 (toll-free) or (412) 317-5180 (international), conference ID# 10161391. Any person interested in listening to the call should dial in or access the website at least 10 minutes before the call.

A replay of the call will be available at https://investors.trean.com for one year following the call.

Key Metrics

The Company discusses certain key financial and operating metrics, described below, which provide useful information about its business and the operational factors underlying its financial performance.

Underwriting income is a non-GAAP financial measure defined as income before taxes excluding net investment income, investment revaluation gains, net realized capital gains or losses, IPO-related expenses, intangible asset amortization, noncash stock compensation, gains and losses on embedded derivatives, interest expense, other revenue and other income and expenses. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of underwriting income to income before taxes in accordance with GAAP.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items, including the consummation of the reorganization transactions in connection with our IPO, noncash intangible asset amortization and stock compensation, noncash unrealized gains and losses on embedded derivatives, other expenses and gains or losses that the Company does not believe reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability of the Company’s results across periods. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted net income to net income in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of general and administrative expenses to net earned premiums.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measured defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on equity to return on equity in accordance with GAAP.

Tangible stockholders’ equity is defined as stockholders’ equity less goodwill and other intangible assets.

Return on tangible equity is a non-GAAP financial measure defined as net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period.

Adjusted return on tangible equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on tangible equity to return on equity in accordance with GAAP.

Net unearned premium is defined as unearned premiums less prepaid reinsurance premiums.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not historical or current facts. These statements may discuss the Company’s net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, capital structure, organizational structure, market opportunities and general market and industry conditions. Such forward-looking statements can be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “outlook,” “future,” “will,” “would,” “should,” “could,” “may,” “can have,” “likely” and similar terms. Forward-looking statements are based on management’s current expectations and assumptions about future events. These statements are only predictions and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements if the underlying assumptions prove to be incorrect or as a result of risks, uncertainties, and other factors, including the impact of the COVID-19 pandemic on the business and operations of the Company, our program partners and other business relations. Other factors that may cause such differences include the risks described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These forward-looking statements speak only as of the date on which they are made. Except as required by applicable securities laws, the Company disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, changes in assumptions or otherwise. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this press release or in other filings and public statements of the Company.

About Trean Insurance Group, Inc.

Trean Insurance Group, Inc. (Nasdaq: TIG) provides products and services to the specialty insurance market. Trean underwrites specialty casualty insurance products both through its program partners and its own managing general agencies. Trean also provides its program partners with a variety of services including issuing carrier services, claims administration and reinsurance brokerage. Trean is licensed to write business across 49 states and the District of Columbia. For more information, please visit www.trean.com.

Contacts

Investor Relations

investor.relations@trean.com

(952) 974-2260

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,			Percentage	Nine Months Ended September 30,			Percentage
	2021	2020	Change	Change(1)	2021	2020	Change	Change(1)
Revenues
Gross written premiums	$177,624	$132,284	45,340	34.3%	$480,905	$349,755	131,150	37.5%
Increase in gross unearned premiums	(28,478)	(22,963)	(5,515)	24.0%	(64,836)	(39,601)	(25,235)	63.7%

Gross earned premiums	149,146	109,321	39,825	36.4%	416,069	310,154	105,915	34.1%
Ceded earned premiums	(97,191)	(81,465)	(15,726)	19.3%	(275,037)	(238,460)	(36,577)	15.3%

Net earned premiums	51,955	27,856	24,099	86.5%	141,032	71,694	69,338	96.7%
Net investment income	2,187	2,364	(177)	(7.5)%	6,562	9,134	(2,572)	(28.2)%
Gain on revaluation of Compstar	—	69,846	(69,846)	(100.0)%	—	69,846	(69,846)	(100.0)%
Net realized capital gains	49	115	(66)	(57.4)%	72	3,345	(3,273)	(97.8)%
Other revenue	2,799	5,401	(2,602)	(48.2)%	8,683	11,323	(2,640)	(23.3)%

Total revenue	56,990	105,582	(48,592)	(46.0)%	156,349	165,342	(8,993)	(5.4)%
Expenses
Losses and loss adjustment expenses	32,129	15,564	16,565	106.4%	86,735	40,681	46,054	113.2%
General and administrative expenses	13,788	6,995	6,793	97.1%	40,946	23,437	17,509	74.7%
Other expenses	—	11,054	(11,054)	(100.0)%	845	11,054	(10,209)	(92.4)%
Intangible asset amortization	1,499	1,120	379	33.8%	4,326	1,154	3,172	NM
Noncash stock compensation	468	307	161	52.4%	1,098	307	791	NM
Interest expense	419	520	(101)	(19.4)%	1,271	1,482	(211)	(14.2)%

Total expenses	48,303	35,560	12,743	35.8%	135,221	78,115	57,106	73.1%
Gains (losses) on embedded derivatives	(121)	(367)	246	(67.0)%	1,869	(5,547)	7,416	(133.7)%
Other income	35	209	(174)	(83.3)%	191	263	(72)	(27.4)%

Income before taxes	8,601	69,864	(61,263)	(87.7)%	23,188	81,943	(58,755)	(71.7)%
Income tax expense	2,083	817	1,266	155.0%	5,102	4,035	1,067	26.4%
Equity earnings in affiliates, net of tax	—	401	(401)	(100.0)%	—	2,333	(2,333)	(100.0)%

Net income	$6,518	$69,448	(62,930)	(90.6)%	$18,086	$80,241	(62,155)	(77.5)%

Earnings per share:
Basic	$0.13	$1.42			$0.35	$1.94
Diluted	$0.13	$1.42			$0.35	$1.94
Weighted average shares outstanding:
Basic	51,171,416	49,054,441			51,157,726	41,304,132
Diluted	51,171,416	49,056,001			51,172,602	41,304,652

(1)	The Company defines increases or decreases greater than 200% as “NM” or not meaningful.

Key Metrics

(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Key metrics:
Underwriting income (1)	$6,038	$5,297	$13,351	$7,576
Adjusted net income (1)	$7,678	$10,477	$20,103	$21,600
Loss ratio	61.8%	55.9%	61.5%	56.7%
Expense ratio	26.5%	25.1%	29.0%	32.7%
Combined ratio	88.3%	81.0%	90.5%	89.4%
Return on equity	6.2%	102.7%	5.8%	39.4%
Adjusted return on equity (1)	7.3%	15.5%	6.4%	10.6%
Return on tangible equity (1)	12.7%	171.4%	12.1%	65.4%
Adjusted return on tangible equity (1)	15.0%	25.9%	13.4%	17.6%

(1)

Adjusted net income, adjusted return on equity, return on tangible equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation to the applicable GAAP measure.

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Fixed maturities, available for sale	$425,596	$405,604
Preferred stock, at fair value	231	240
Common stock, at fair value	741	3,534
Equity method investments	—	232

Total investments	426,568	409,610
Cash and cash equivalents	134,821	153,149
Restricted cash	3,567	4,085
Accrued investment income	2,378	2,458
Premiums and other receivables	135,354	109,217
Income taxes receivable	1,393	1,322
Reinsurance recoverable	361,673	343,213
Prepaid reinsurance premiums	138,223	107,971
Deferred policy acquisition cost, net	8,966	1,332
Property and equipment, net	7,588	8,254
Right of use asset	5,028	6,338
Goodwill	142,141	140,640
Intangible assets, net	74,614	75,316
Other assets	10,124	6,878

Total assets	$1,452,438	$1,369,783

Liabilities
Unpaid loss and loss adjustment expenses	$510,792	$457,817
Unearned premiums	222,866	157,987
Funds held under reinsurance agreements	176,838	174,704
Reinsurance premiums payable	49,240	57,069
Accounts payable and accrued expenses	25,766	61,240
Lease liability	5,491	6,893
Deferred tax liability	8,233	12,329
Debt	30,920	31,637

Total liabilities	1,030,146	959,676
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.01 par value per share (600,000,000 authorized; 51,174,887 and 51,148,782 issued and outstanding as of September 30, 2021 and December 31, 2020, respectively)	512	511
Additional paid-in capital	288,114	287,110
Retained earnings	127,146	109,060
Accumulated other comprehensive income	6,520	13,426

Total stockholders’ equity	422,292	410,107

Total liabilities and stockholders’ equity	$1,452,438	$1,369,783

Supplemental Table of Other Revenue Components

	Three Months Ended September 30,			Nine Months Ended September 30,
(unaudited, in thousands)	2021	2020		2021	2020
Other Revenue
Brokerage	$1,989	$4,422	(1)	$6,214	$8,870	(1)
Managing general agent fees	88	312		407	720
Third-party administrator fees	437	562		1,191	1,329
Consulting and other fee-based revenue	285	105		871	404

Total Other Revenue	2,799	5,401		8,683	11,323

(1)

Includes a $2.2 million brokerage revenue increase related to an increase in estimated premiums and the timing of effective dates on brokered reinsurance contracts recognized in the third quarter of 2020.

Supplemental Table of Net Investment Income Components

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2021	2020	2021	2020
Fixed maturities	$1,597	$1,804	$4,734	$4,684
Income on funds held investments	585	507	1,783	2,481
Preferred stock	5	19	41	39
Common stock	—	30	—	1,904
Interest on cash and short-term investments	—	4	4	26

Total net investment income	$2,187	$2,364	$6,562	$9,134

Supplemental Table of Gain (Loss) on Embedded Derivative Components

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2021	2020	2021	2020
Change in fair value of embedded derivatives	$573	$140	$3,761	$(3,066)
Effect of net investment income on funds held investments	(585)	(507)	(1,783)	(2,481)
Effect of realized gains on funds held investments	(109)	—	(109)	—

Total gains (losses) on embedded derivatives	$(121)	$(367)	$1,869	$(5,547)

Supplemental Table of Net G&A Components

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2021	2020	2021	2020
Direct commissions	$27,594	$18,879	$78,304	$62,817
Ceding commissions	(31,655)	(26,314)	(89,547)	(79,075)

Net commissions	(4,061)	(7,435)	(11,243)	(16,258)
Insurance - related expense	5,371	3,925	14,796	11,486
G&A operating expenses	12,478	10,505	37,393	28,209

Total G&A expense	$13,788	$6,995	$40,946	$23,437

G&A operating expense - % of GWP	7.0%	7.9%	7.8%	8.1%
Retention rate (1)	34.8%	25.5%	33.9%	23.1%
Direct commission rate (2)	18.5%	17.3%	18.8%	20.3%
Ceding commission rate (3)	32.6%	32.3%	32.6%	33.2%

(1)	Net earned premiums as a percentage of gross earned premiums.
(2)	Direct commissions as a percentage of gross earned premiums.
(3)	Ceding commissions as a percentage of ceded earned premiums.

Reconciliation of Non-GAAP Financial Measures

Underwriting income

The Company defines underwriting income as income before taxes excluding net investment income, investment revaluation gains, net realized capital gains or losses, IPO-related expenses, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. Underwriting income represents the pre-tax profitability of the Company’s underwriting operations and allows management to evaluate the Company’s underwriting performance without regard to investment income, IPO-related expenses, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. The Company uses this metric because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s underwriting business performance by adjusting for these expenses and sources of income. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

	Three Months Ended September 30,		Percentage	Nine Months Ended September 30,		Percentage
(unaudited, in thousands)	2021	2020	Change(1)	2021	2020	Change(1)
Net income	$6,518	$69,448	(90.6)%	$18,086	$80,241	(77.5)%
Income tax expense	2,083	817	155.0%	5,102	4,035	26.4%
Equity earnings in affiliates, net of tax	—	(401)	(100.0)%	—	(2,333)	(100.0)%

Income before taxes	8,601	69,864	(87.7)%	23,188	81,943	(71.7)%
Other revenue	(2,799)	(5,401)	(48.2)%	(8,683)	(11,323)	(23.3)%
Gains (losses) on embedded derivatives	121	367	(67.0)%	(1,869)	5,547	(133.7)%
Net investment income	(2,187)	(2,364)	(7.5)%	(6,562)	(9,134)	(28.2)%
Gain on revaluation of Compstar	—	(69,846)	(100.0)%	—	(69,846)	(100.0)%
Net realized capital gains (losses)	(49)	(115)	(57.4)%	(72)	(3,345)	(97.8)%
Other expenses	—	11,054	(100.0)%	845	11,054	(92.4)%
Interest expense	419	520	(19.4)%	1,271	1,482	(14.2)%
Intangible asset amortization	1,499	1,120	33.8%	4,326	1,154	NM
Noncash stock compensation	468	307	52.4%	1,098	307	NM
Other income	(35)	(209)	(83.3)%	(191)	(263)	(27.4)%

Underwriting income	$6,038	$5,297	14.0%	$13,351	$7,576	76.2%

(1)	The Company defines increases or decreases greater than 200% as “NM” or not meaningful.

Adjusted net income

The Company defines adjusted net income as net income excluding the impact of certain items, including the consummation of the reorganization transactions in connection with the IPO, noncash intangible asset amortization and stock compensation, other expenses and gains or losses that the Company believes do not reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability the Company’s results across periods. The Company calculates the tax impact only on adjustments that would be included in calculating the Company’s income tax expense using the effective tax rate at the end of each period. The Company uses adjusted net income as an internal performance measure in the management of its operations because the Company believes it gives its management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by eliminating the effects of these items. Adjusted net income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted net income differently.

	Three Months Ended September 30,		Percentage
(unaudited, in thousands)	2021	2020	Change(1)
Net income	$6,518	$69,448	(90.6)%
Intangible asset amortization	1,499	1,120	33.8%
Noncash stock compensation	468	307	52.4%
Change in fair value of embedded derivatives	(573)	(140)	NM
Other expenses	—	11,054	(100.0)%
Expenses associated with IPO and other one-time legal and consulting expenses	—	645	(100.0)%
FMV adjustment of remaining investment in subsidiary	—	(69,846)	(100.0)%
Net loss (gain) on purchase & sale of investments	112	—	NM

Total adjustments	1,506	(56,860)	(102.6)%
Tax impact of adjustments	(346)	(2,111)	(83.6)%

Adjusted net income	$7,678	$10,477	(26.7)%

(1)	The Company defines increases or decreases greater than 200% as “NM” or not meaningful.

	Nine Months Ended September 30,		Percentage
(unaudited, in thousands)	2021	2020	Change(1)
Net income	$18,086	$80,241	(77.5)%
Intangible asset amortization	4,326	1,154	NM
Noncash stock compensation	1,098	307	NM
Change in fair value of embedded derivatives	(3,761)	3,066	NM
Other expenses	845	11,054	(92.4)%
Expenses associated with Altaris management fee, including cash bonuses paid to unitholders	—	883	(100.0)%
Expenses associated with IPO and other one-time legal and consulting expenses	—	1,845	(100.0)%
Expenses related to debt issuance costs	—	135	(100.0)%
FMV adjustment of remaining investment in subsidiary	—	(71,846)	(100.0)%
Net loss (gain) on purchase & sale of investments	112	(3,115)	(103.6)%

Total adjustments	2,620	(56,517)	(104.6)%
Tax impact of adjustments	(603)	(2,124)	(71.6)%

Adjusted net income	$20,103	$21,600	(6.9)%

(1)	The Company defines increases or decreases greater than 200% as “NM” or not meaningful.

Adjusted return on equity

The Company defines adjusted return on equity as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. The Company uses adjusted return on equity as an internal performance measure in the management of its operations because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Adjusted return on equity should not be viewed as a substitute for return on equity calculated in accordance with GAAP, and other companies may define adjusted return on equity differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2021	2020	2021	2020
Adjusted return on equity calculation:
Numerator: adjusted net income	$7,678	$10,477	$20,103	$21,600
Denominator: average stockholders’ equity	419,818	270,519	416,200	271,684

Adjusted return on equity	7.3%	15.5%	6.4%	10.6%

Return on equity	6.2%	102.7%	5.8%	39.4%

Return on tangible equity and adjusted return on tangible equity

The Company defines tangible stockholders’ equity as stockholders’ equity less goodwill and other intangible assets. The Company defines return on tangible equity as net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company defines adjusted return on tangible equity as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company regularly evaluates acquisition opportunities and have historically made acquisitions that affect stockholders’ equity. The Company uses return on tangible equity and adjusted return on tangible equity as internal performance measures in the management of the Company’s operations because the Company believes they give management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for the effects of acquisitions on the Company’s stockholders’ equity and, in the case of adjusted return on tangible equity, by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Return on tangible equity and adjusted return on tangible equity should not be viewed as substitutes for return on equity calculated in accordance with GAAP, and other companies may define return on tangible equity and adjusted return on tangible equity differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2021	2020	2021	2020
Return on tangible equity calculation:
Numerator: net income	$6,518	$69,448	$18,086	$80,241
Denominator:
Average stockholders’ equity	419,818	270,519	416,200	271,684
Less: Average goodwill and other intangible assets	214,942	108,476	216,356	107,994

Average tangible stockholders’ equity	204,876	162,043	199,844	163,690

Return on tangible equity	12.7%	171.4%	12.1%	65.4%

Return on equity	6.2%	102.7%	5.8%	39.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, in thousands)	2021	2020	2021	2020
Adjusted return on tangible equity calculation:
Numerator: adjusted net income	$7,678	$10,477	$20,103	$21,600
Denominator: average tangible stockholders’ equity	204,876	162,043	199,844	163,690

Adjusted return on tangible equity	15.0%	25.9%	13.4%	17.6%

Return on equity	6.2%	102.7%	5.8%	39.4%